Exhibit 99.1
News Release

CONTACT: Michael Berman	FOR IMMEDIATE RELEASE
(312) 279-1496	July 14, 2008
ELS REPORTS SECOND QUARTER RESULTS
Stable Core Performance
          CHICAGO, IL — July 14, 2008 — Equity LifeStyle Properties, Inc. (NYSE: ELS) today announced results for the quarter and six months ended June 30, 2008.
     a) Financial Results
          For the second quarter 2008, Funds From Operations (“FFO”) were $21.7 million, or $0.71 per share on a fully-diluted basis, compared to $18.1 million, or $0.59 per share on a fully-diluted basis for the same period in 2007. For the six months ended June 30, 2008, FFO was $54.3 million, or $1.78 per share on a fully-diluted basis, compared to $49.6 million, or $1.63 per share on a fully-diluted basis for the same period in 2007.
          Net income available to common stockholders totaled $4.1 million, or $0.17 per share on a fully-diluted basis for the quarter ended June 30, 2008. This compares to net income available to common stockholders of $1.6 million, or $0.07 per share on a fully-diluted basis for the same period in 2007. Net income available to common stockholders totaled $16.8 million, or $0.68 per share on a fully-diluted basis for the six months ended June 30, 2008. This compares to net income available to common stockholders of $17.8 million, or $0.73 per share on a fully-diluted basis for the six months ended June 30, 2007.
     See the attachment to this press release for reconciliation of FFO and FFO per share to net income available to common shares and net income per common share, respectively, the most directly comparable GAAP measures.
     b) Portfolio Performance
          Second quarter 2008 property operating revenues were $94.3 million, compared to $90.3 million in the second quarter of 2007. Our property operating revenues for the six months ended June 30, 2008 were $200.7 million, in comparison revenues were $190.9 million for the six months ended June 30, 2007.
          For the quarter ended June 30, 2008, our Core property operating revenues increased approximately 3.7 percent and Core property operating expenses increased approximately 5.2 percent, resulting in an increase of approximately 2.3 percent to income from Core property operations over the quarter ended June 30, 2007. For the six months ended June 30, 2008, our Core property operating revenues increased approximately 4.0 percent and Core property operating expenses increased approximately 4.7 percent, resulting in an increase of approximately 3.4 percent to income from Core property operations over the six months ended June 30, 2007.

          For the quarter ended June 30, 2008, the Company had 112 new home sales (including 21 third-party dealer sales); a 2.6 percent decrease as compared to the quarter ended June 30, 2007. Gross revenues from home sales were $6.8 million for the quarter ended June 30, 2008, compared to $9.2 million for the quarter ended June 30, 2007. Net loss from home sales and other was ($1.7) million for the quarter ended June 30, 2008, compared to a net loss from home sales and other of ($0.4) million for the same period last year. For the six months ended June 30, 2008, the Company had 236 new home sales (including 45 third-party dealer sales), a 1.3 percent increase over the same period in 2007. Gross revenues from home sales were $13.0 million for the six months ended June 30, 2008, compared to $18.3 million for the same period in 2007. Net loss from home sales and other was ($2.0) million for the six months ended June 30, 2008 compared to a net income from home sales and other of $0.4 million for the six months ended June 30, 2007.
     c) Asset-related Transactions
          During the quarter ended June 30, 2008, the Company sold its 25 percent interest in the four Morgan portfolio joint ventures known as New Point in New Point, Virginia, Virginia Park in Old Orchard Beach, Maine, Club Naples in Naples, Florida and Gwynn’s Island in Gwynn, Virginia. A gain on sale of approximately $1.6 million was recognized and is included in Equity in income of unconsolidated joint ventures.
          We currently have two all-age properties held for disposition, which are in various stages of negotiations for sale. The Company plans to reinvest the proceeds from the sales of these properties or reduce its outstanding lines of credit.
          On July 15, 2008, Tropical Palms, a 541-site property located in Kissimmee, Florida, will be leased to a new operator for 12 years. The lease provides for an initial fixed annual lease payment of $1.6 million, which escalates at the greater of CPI or three percent. Percentage rent payments are provided for beginning in 2010, subject to gross revenue floors. On July 14, 2008, the Company paid off the Tropical Palms mortgage of approximately $12 million that had a stated interest rate of LIBOR plus two percent per annum. For the year ended December 31, 2007, Tropical Palms property operating revenues were approximately $4.0 million and its property operating expenses were approximately $2.5 million.
          During the quarter ended June 30, 2008, we accrued approximately $0.4 million of potential future estimated costs associated with the testing and expected remediation of contamination in the soil at certain locations within Appalachian, a 357-site resort property located in Shartlesville, Pennsylvania. As previously announced, in April 2008, we temporarily closed the property while we perform further testing of the soil and determine the best course of action. Both Tropical Palms and Appalachian are excluded from Core operating results discussed above.
     d) Privileged Access
          Due to the Company’s more favorable view regarding the qualification of membership income for REIT gross income test purposes, the Company has commenced negotiations for the acquisition of the assets and operations of Privileged Access and its subsidiaries. There can be no assurance of a potential transaction.

     e) Balance Sheet
          Our average long-term secured debt balance was approximately $1.6 billion in the quarter, with a weighted average interest rate, including amortization, of approximately 6.1 percent per annum. Our unsecured debt balance currently consists of approximately $81.5 million outstanding on our lines of credit, which have a current availability of approximately $288.5 million. Interest coverage was approximately 2.1 times in the quarter ended June 30, 2008.
          The Company has approximately $190 million of secured mortgage debt that will mature in the last six months of 2008. We locked rate on approximately $114 million of financing with Fannie Mae on seven manufactured home properties and expect to close on this $114 million financing at 5.91 percent per annum when some of our existing loans mature in August 2008. We expect to use the proceeds from the anticipated financing to pay down amounts outstanding on our lines of credit and to pay off maturing mortgage debt. However, there can be no assurance as to the amounts, timing and terms of our anticipated financing.
          On May 1, 2008, the Company paid off a maturing mortgage of approximately $3.4 million on Mesa Verde in Yuma, Arizona that had a stated interest rate of 4.94 percent per annum. On July 1, 2008, the Company paid off a maturing mortgage of approximately $7.3 million on Down Yonder, in Largo, Florida that had a stated interest rate of 7.19 percent per annum.
     f) Guidance
          ELS management continues to project 2008 FFO per share, on a fully-diluted basis, to be in the range of $3.15 to $3.30 for the year ended December 31, 2008. The Company expects Core property operating revenue for 2008 to grow at approximately 3.5 to 4.0 percent over 2007, assuming stable occupancy. In 2008, the Company expects income from Core property operations to grow from approximately 2.5 to 3.0 percent over 2007. The Company expects non-Core properties will contribute approximately $2.0 million to income from property operations in 2008. Our 2008 guidance assumes our sales operation performance for the second half of 2008 will be similar to the results for the six months ended June 30, 2008.
          In 2008, other income and expenses are expected to be approximately $10.5 million. For the second half of 2008, the Company’s projected interest expense assumes an average outstanding mortgage loan balance of approximately $1.56 billion at an overall interest rate (including amortization) of 6.1 percent per annum. In addition, it is anticipated that the Company’s average balance on its lines of credit will be approximately $85 million at an overall interest rate of approximately 4.5 percent per annum.
          The Company’s guidance range acknowledges the existence of volatile economic conditions, which may impact our current guidance assumptions. The guidance range does not include any assumptions regarding a potential future transaction with Privileged Access. Factors impacting 2008 guidance include i) the mix of site usage within the portfolio; ii) yield management on our short-term resort sites; iii) scheduled or implemented rate increases; and iv) occupancy changes. Results for 2008 also may be impacted by, among other things i) continued competitive housing options and new home sales initiatives impacting occupancy levels at certain properties; ii) variability in income from home sales operations, including anticipated expansion projects; iii) potential effects of uncontrollable factors such as environmental remediation costs and hurricanes; iv) potential acquisitions, investments and dispositions; v) refinancing of mortgage debt maturing during the remainder of 2008; vi) changes in interest rates; and vii) continued initiatives regarding rent control legislation in California and related legal fees. Quarter-to-quarter results during the year are impacted by the seasonality at certain of the properties.
          Equity LifeStyle Properties, Inc. owns or has an interest in 309 quality properties in 28 states and British Columbia consisting of 112,002 sites. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.
          A live webcast of Equity LifeStyle Properties, Inc.’s conference call discussing these results will be available via the Company’s website in the Investor Info section at www.equitylifestyle.com at 10:00 a.m. Central time on July 15, 2008.
          This news release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:
•	in the age-qualified properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial markets volatility;

•	in the all-age properties, results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing, and competition from alternative housing options including site-built single-family housing;

•	our ability to maintain rental rates and occupancy with respect to properties currently owned or pending acquisitions;

•	our assumptions about rental and home sales markets;

•	the completion of pending acquisitions and timing with respect thereto;

•	ability to obtain financing or refinance existing debt;

•	the effect of interest rates;

•	whether we will consolidate Privileged Access and the effects on our financials if we do so; and

•	other risks indicated from time to time in our filings with the Securities and Exchange Commission.
          These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.
          Tables follow:

Equity LifeStyle Properties, Inc.
Selected Financial Data
(Unaudited)
(Amounts in thousands except for per share data)

	Quarters Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
Property Operations:

Community base rental income	$61,430	$59,025	$122,464	$117,824
Resort base rental income	23,033	22,058	57,630	53,779
Utility and other income	9,859	9,178	20,650	19,278

Property operating revenues	94,322	90,261	200,744	190,881

Property operating and maintenance	33,930	31,240	67,699	62,429
Real estate taxes	7,478	7,251	14,918	14,609
Property management	5,243	4,706	10,537	9,364

Property operating expenses	46,651	43,197	93,154	86,402

Income from property operations	47,671	47,064	107,590	104,479

Home Sales Operations:
Gross revenues from inventory home sales	6,799	9,177	12,994	18,284
Cost of inventory home sales	(6,859)	(8,130)	(13,609)	(16,247)

Gross (loss) profit from inventory home sales	(60)	1,047	(615)	2,037
Brokered resale revenues, net	301	450	668	943
Home selling expenses	(1,635)	(1,749)	(3,148)	(4,000)
Ancillary services revenues, net	(327)	(116)	1,121	1,424

(Loss) income from home sales and other	(1,721)	(368)	(1,974)	404

Other Income and Expenses:
Interest income	294	425	681	962
Income from other investments, net	6,705	5,118	13,615	10,084
Equity in income of unconsolidated joint ventures	2,810	359	4,286	2,044
General and administrative	(4,834)	(3,680)	(10,233)	(7,351)
Rent control initiatives	(518)	(999)	(1,865)	(1,435)

Operating income (EBITDA)	50,407	47,919	112,100	109,187

Interest and related amortization	(24,690)	(25,685)	(49,674)	(51,478)
Income from discontinued operations	88	18	145	138
Depreciation on corporate assets	(84)	(111)	(182)	(221)
Income allocated to Preferred OP Units	(4,040)	(4,039)	(8,072)	(8,070)

Funds from operations (FFO)	$21,681	$18,102	$54,317	$49,556

Depreciation on real estate and other costs	(16,258)	(15,707)	(32,532)	(31,331)
Depreciation on unconsolidated joint ventures	(311)	(368)	(903)	(734)
(Loss)/gain on sale of properties	(39)	—	(80)	4,586
Income allocated to Common OP Units	(964)	(393)	(3,968)	(4,283)

Net Income available to Common Shares	$4,109	$1,634	$16,834	$17,794

Net income per Common Share — Basic	$0.17	$0.07	$0.69	$0.74
Net income per Common Share — Fully Diluted	$0.17	$0.07	$0.68	$0.73

FFO per Common Share — Basic	$0.72	$0.60	$1.81	$1.66
FFO per Common Share — Fully Diluted	$0.71	$0.59	$1.78	$1.63

Average Common Shares — Basic	24,370	24,133	24,285	24,023
Average Common Shares and OP Units — Basic	30,147	29,971	30,087	29,927
Average Common Shares and OP Units — Fully Diluted	30,540	30,431	30,478	30,403

Equity LifeStyle Properties, Inc.
(Unaudited)
Total Common Shares and OP Units Outstanding:

	As Of	As Of
	June 30,	December 31,
	2008	2007
Total Common Shares Outstanding	24,625,812	24,348,517
Total Common OP Units Outstanding	5,765,176	5,836,043
Selected Balance Sheet Data:

	June 30,	December 31,
	2008	2007
	(amounts in 000s)	(amounts in 000s)
Total real estate, net (1)	$1,916,200	$1,901,904
Cash and cash equivalents	$11,185	$5,785
Total assets	$2,029,805	$2,032,976

Mortgage notes payable	$1,561,799	$1,556,392
Unsecured debt	$61,500	$103,000
Total liabilities	$1,726,716	$1,744,259
Minority interest	$220,204	$217,776
Total stockholders’ equity	$82,885	$70,941
Manufactured Home Site Figures and Occupancy Averages: (2)

	Quarters Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
Total Sites	44,159	44,156	44,159	44,154
Occupied Sites	39,942	39,897	39,957	39,931
Occupancy %	90.5%	90.3%	90.5%	90.4%
Monthly Base Rent Per Site	$513	$493	$511	$492
Core (3) Monthly Base Rent Per Site	$513	$493	$511	$492
Home Sales: (2)

	Quarters Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
New Home Sales Volume (4)	112	115	236	233
New Home Sales Gross Revenues	$5,941	$8,527	$11,741	$17,026

Used Home Sales Volume (5)	107	81	168	155
Used Home Sales Gross Revenues	$858	$650	$1,253	$1,258

Brokered Home Resale Volume	217	268	457	567
Brokered Home Resale Revenues, net	$301	$450	$668	$943

(1)	During the quarter ended June 30, 2008, the Company reclassified approximately $31.1 million of new and used manufactured home inventory to depreciable real estate. The inventory reclassed is primarily rented to customers on an annual basis.

(2)	Results of continuing operations, excludes discontinued operations

(3)	Core properties are those properties owned and operated for the same period in both years. However, the Core excludes Appalachian, a property that is temporarily closed to customers and Tropical Palms, a property that will no longer be operated by the Company beginning July 15, 2008.

(4)	Quarter and six months ended June 30, 2008 includes 21 and 45 third-party dealer sales, respectively. Quarter and six months ended June 30, 2007 include 13 and 23 third-party dealer sales, respectively.

(5)	Quarter and six months ended June 30, 2008 includes one and one third-party dealer sales, respectively. Quarter and six months ended June 30, 2007 includes three and five third-party dealer sales, respectively.

Equity LifeStyle Properties, Inc.
(Unaudited)
Summary of Total Sites as of June 30, 2008:

Sites
Community sites (1)	44,800
Resort sites:
Annuals	20,100
Seasonal	8,800
Transient	8,800
Membership (2)	24,300
Joint Ventures (3)	5,200

112,000

(1)	Includes 655 sites from discontinued operations.

(2)	All sites are currently leased to Privileged Access.

(3)	Joint Venture income is included in Equity in income from unconsolidated joint ventures.
Funds available for distribution (FAD):
(amounts in 000s, except for per share data)

	Quarters Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
Funds from operations	$21,681	$18,102	$54,317	$49,556
Non-revenue producing improvements to real estate	(3,201)	(3,769)	(5,288)	(6,383)

Funds available for distribution	$18,480	$14,333	$49,029	$43,173

FAD per Common Share — Basic	$0.61	$0.48	$1.63	$1.44
FAD per Common Share — Fully Diluted	$0.61	$0.47	$1.61	$1.42

Earnings and FFO per Common Share Guidance on a fully-diluted basis (unaudited):

	Full Year 2008
	Low	High
Projected net income	0.81	0.94
Projected depreciation	2.14	2.14
Projected income allocated to common OP units	0.20	0.22

Projected FFO available to common shareholders	$3.15	$3.30

          Funds from Operations (“FFO”) is a non-GAAP financial measure. The Company believes that FFO, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), is an appropriate measure of performance for an equity REIT. While FFO is a relevant and widely used measure of operating performance for equity REITs, it does not represent cash flow from operations or net income as defined by GAAP, and it should not be considered as an alternative to these indicators in evaluating liquidity or operating performance.
          FFO is defined as net income, computed in accordance with GAAP, excluding gains or losses from sales of properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. The Company believes that FFO is helpful to investors as one of several measures of the performance of an equity REIT. The Company further believes that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. Investors should review FFO, along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating an equity REIT’s operating performance. The Company computes FFO in accordance with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. Funds available for distribution (“FAD”) is a non-GAAP financial measure. FAD is defined as FFO less non-revenue producing capital expenditures. Investors should review FFO and FAD, along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating an equity REIT’s operating performance. FFO and FAD do not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance, or to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.